Exhibit 99.(q)

Sentinel Group Funds, Inc.

Power of Attorney

March 11, 2013

The undersigned directors of Sentinel Group Funds, Inc. each hereby authorize Christian W. Thwaites, John Birch and Lisa Muller, or any of them, as attorney-in-fact, to sign on his or her behalf any amendments to the Registration Statement on Form N-1A (File No. 2-10685) filed for Sentinel Group Funds, Inc. for or on behalf of Sentinel Group Funds, Inc. or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

/s/ Gary Dunton	/s/ Thomas H. MacLeay	/s/ Deborah G. Miller
Gary Dunton	Thomas H. MacLeay	Deborah G. Miller

/s/ John Pelletier	/s/ John Raisian	/s/ Richard H. Showalter
John Pelletier	John Raisian	Richard H. Showalter

/s/ Christian W. Thwaites	/s/ Angela E. Vallot
Christian W. Thwaites	Angela E. Vallot